Be Announces Sale of Intellectual Property and Technology Assets to Palm

MENLO PARK, Calif., Aug. 16 /PRNewswire/ -- Be Incorporated (Nasdaq: BEOS - news), the creator of the BeIA and BeOS operating systems, today announced it has entered into a definitive agreement to sell its intellectual property and technology assets to Palm, Inc. (Nasdaq: PALM - news). The purchase price is $11 million, to be paid in common stock of Palm, which Be currently intends to liquidate as soon as reasonably practicable following the closing of the transaction. Be's board of directors has approved the transaction, and the winding-up of Be's operating business following the closing. The closing of the transaction and the winding-up are subject to the approval of Be's stockholders, and the satisfaction of other customary closing conditions. The transaction is expected to close in the fourth calendar quarter of 2001. Be will be retaining certain rights, assets and liabilities in connection with the transaction. The retained rights and assets include Be's cash and cash equivalents, receivables, certain contractual rights, and rights to assert and bring certain claims and causes of action, including under antitrust laws.

About Be

Founded in 1990, Be Inc. creates software solutions that enable rich media and Web experiences on personal computers and Internet appliances. Be's headquarters are in Menlo Park, California. It is publicly traded on the Nasdaq National Market under the symbol BEOS. Be can be found on the Web at http://www.be.com .

Solicitation of Proxies

Be, its directors, executive officers and certain other members of Be's management and employees may be soliciting proxies from Be's stockholders in favor of the transaction and the winding-up of Be's operations. The directors and officers of Be may be deemed to be participants in Be's solicitation of proxies. Information concerning the participants will be set forth in the Proxy Statement when its filed with the Securities and Exchange Commission. Safe Harbor Statement

This news release contains forward-looking statements that involve risks and uncertainties that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, risks relating to the consummation of the contemplated transaction, including the risk that stockholder approval might not be obtained in a timely manner or at all. These forward-looking statements are made only as of the date hereof, and Be undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. Additional Information and Where to Find It Be plans to file a Proxy Statement with the SEC in connection with the transaction and other matters described in this press release. Investors and security holders of Be are urged to read the Proxy Statement carefully when it is available. The Proxy Statement will contain important information about Be, Palm, the transaction described herein and related matters. Investors and security holders will be able to obtain free copies of these documents through the Web site maintained by the U.S. Securities and Exchange Commission at http://www.sec.gov . In addition to the Proxy
Statement, Be and Palm file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information filed by Be and Palm at the SEC public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 or at any of the SEC's other public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Be's and Palm's filings with the SEC are also available to the public from commercial document-retrieval services and at the Web site maintained by the SEC at http://www.sec.gov.